UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                           Delta Petroleum Corporation
                       -----------------------------------
                                (Name of Issuer)


                         Common Stock, $.01 Par Value
                         --------------------------------
                          (Title of Class of Securities)


                                   247907 20 7
                                  --------------
                                  (CUSIP Number)


                        February 22, 2002
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ]  Rule 13d-1(b)
      [X]  Rule 13d-1(c)
      [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













                              SCHEDULE 13G

     CUSIP No.  247907 207

1   NAME OF REPORTING PERSON

        John H. Wilson II

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) ---
        Not applicable                                        (b) ---

3   SEC USE ONLY




4   CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

Number of Shares Beneficially Owned by Each Reporting Person With

5   SOLE VOTING POWER

        759,584

6   SHARED VOTING POWER

        Not applicable

7   SOLE DISPOSITIVE POWER

        759,584

8   SHARED DISPOSITIVE POWER

        Not applicable

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        759,584

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)

        Not applicable

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.02977%

12  TYPE OF REPORTING PERSON (See Instructions)

        IN


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Item 1.

     (a)  Name of Issuer: Delta Petroleum Corporation

     (b)  Address of Issuer's Principal Executive Offices:

               475 17th Street, Suite 1400
               Denver, Colorado 80202

Item 2.

     (a)  Name of Person Filing: John H. Wilson II

     (b)  Address of Principal Business Office:

               1212 West El Paso Street
               Fort Worth, Texas 76102

     (c)  Citizenship:  USA

     (d)  Title of Class of Securities:  Common Stock, $.01 par value

     (e)  CUSIP No.: 247907 20 7

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

         Not applicable

Item 4.  Ownership.

     (a)  Amount Beneficially Owned: 759,584

     (b)  Percent of Class: 6.02977%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:        759,584
         (ii)  shared power to vote or to direct the vote:      Not applicable
        (iii)  sole power to dispose or to direct the
               disposition of:                                  759,584
        (iv)   shared power to dispose or to direct the
               disposition of:                                  Not applicable
______________












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Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of Group.

         Not applicable

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 20, 2002                /s/ John H. Wilson II
                                     John H. Wilson II






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